UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2021

US FOODS HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 100
Rosemont, IL 60018
(Address of principal executive offices) (Zip code)

(847) 720-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	USFD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Incremental Senior Secured Term Loan Facility

On November 22, 2021, US Foods, Inc. (the “Company”) entered into a new incremental senior secured term “B” loan facility in an aggregate principal amount of $900 million (the “Incremental Term Loan Facility”) pursuant to a Ninth Amendment (the “Term Loan Amendment”) to the Amended and Restated Term Loan Credit Agreement, dated as of June 27, 2016 (as amended, the “Credit Agreement”), by and among the Company, the other loan parties party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, and the lenders from time to time party thereto.  Borrowings under the Incremental Term Loan Facility, together with the net proceeds from the offering of Notes (as defined below) and approximately $400 million of cash on hand, were used to repay in full the Company’s existing term loans scheduled to mature on June 27, 2023 (the “Existing 2023 Term Loans”) and to pay related fees and expenses.

Borrowings under the Incremental Term Loan Facility bear interest at a rate per annum equal to, at the Company’s option, either the sum of a London Interbank Offered Rate (“LIBOR”), plus a margin of 2.75%, or the sum of a base rate (determined in accordance with the Credit Agreement), plus a margin of 1.75%.  The Incremental Term Loan Facility amortizes in equal quarterly installments at a rate per annum (expressed as a percentage of the original principal amount) of 1.00%, subject to customary adjustments in the event of any prepayment, with the balance due upon maturity.

The Incremental Term Loan Facility is scheduled to mature on November 22, 2028.  Borrowings under the Incremental Term Loan Facility may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of LIBOR-based borrowings and a 1.00% premium in the case of any “repricing transaction” within six months of the closing date.

The Company’s obligations under the Incremental Term Loan Facility are guaranteed by certain of the Company’s subsidiaries, and those obligations and the guarantees are secured by all the capital stock of the Company and its subsidiaries and substantially all the non-real estate assets of the Company and certain of its subsidiaries.

The Incremental Term Loan Facility is subject to customary affirmative and negative covenants as set forth in the Credit Agreement. The lenders may accelerate the maturity of the borrowings under the Incremental Term Loan Facility following a customary event of default as set forth in the Credit Agreement.

The foregoing description of the Term Loan Amendment is not complete and is qualified in its entirety by the full text of the Term Loan Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Senior Notes due 2030

On November 22, 2021, the Company completed its previously announced offering of $500 million aggregate principal amount of its 4.625% Senior Notes due 2030 (the “Notes”). As noted above, the Company used the net proceeds of its offering of the Notes, together with borrowings under the Incremental Term Loan Facility and approximately $400 million of cash on hand, to repay the Existing 2023 Term Loans and to pay related fees and expenses. The terms of the Notes are governed by an indenture dated as of November 22, 2021 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee.

The Notes bear interest at a rate of 4.625% per year payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2022. The Notes are unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future wholly-owned domestic subsidiaries that provide guarantees under the Company’s senior secured term loan credit facilities.

At any time prior to June 1, 2025 the Company may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date, as described in the Indenture. Beginning on June 1, 2025, the Company may redeem some or all of the Notes at any time, and from time to time, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. In addition, at any time and from time to time on or prior to December 1, 2024, the Company may choose to redeem up to 40.0% of the aggregate principal amount of the Notes outstanding with the proceeds of certain equity offerings at a redemption price equal to 104.625% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date, so long as 50% of the original aggregate amount of the Notes remains outstanding immediately after such redemption.

If the Company experiences a Change of Control (as defined in the Indenture), the Company is required to offer to repurchase the Notes at 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other restricted payments, make certain investments, incur restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make certain other payments, create or incur certain liens, sell assets and subsidiary stock, transfer all or substantially all of the Company’s assets or enter into merger or consolidation transactions, and enter into transactions with affiliates.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest, breach of other agreements in respect of the Notes, failure to pay certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable and certain events of bankruptcy or insolvency.

The foregoing summary and description of the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Indenture, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated November 22, 2021, by and among US Foods, Inc., the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.
10.1	Ninth Amendment to the Credit Agreement, dated as of November 22, 2021, by and among US Foods, Inc., the other Loan Parties party thereto, Citicorp North America, Inc. and the lenders party thereto.
104	Interactive Data File.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US FOODS HOLDING CORP.

Date: November 24, 2021	By:	/s/ Dirk J. Locascio
		Name:	Dirk J. Locascio
		Title:	Chief Financial Officer